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                                                                   EXHIBIT 23.02


                         INDEPENDENT AUDITOR'S CONSENT


We consent to the use in this Registration Statement of ProFutures Bull & Bear Fund, L.P. on Form S-1 filed on or about September 10, 1998 of our report dated March 9, 1998 on the financial statements of ProFutures Bull & Bear Fund, L.P. as of December 31, 1997 and for the period August 21, 1997 (inception) to December 31, 1997 and of our report dated August 21, 1998 on the balance sheet of ProFutures, Inc., as of June 30, 1998, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "General" in such Prospectus.


ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.


September 9, 1998
Lutherville, Maryland